Exhibit (a)(2)

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF TRUST

OF

AMG COMVEST SENIOR LENDING FUND

1. The name of the statutory trust is AMG Comvest Senior Lending Fund.

2. The Certificate of Trust of the statutory trust is hereby amended by deleting Item 1. Name. thereof in its entirety and inserting in lieu thereof the following:

1. Name. The name of the statutory trust formed by this Certificate of Trust is “John Hancock Comvest Private Income Fund”.

3. This Certificate of Amendment shall be effective upon its filing with the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of the Certificate of Trust of AMG Comvest Senior Lending Fund as of the 6th day of November, 2025.

AMG COMVEST SENIOR LENDING FUND

By:	/s/ Cecilio Rodriguez
Name:	Cecilio Rodriguez
Title:	Chief Financial Officer